AllianceBernstein Global Technology Fund, Inc.

Exhibit 77C
Matters submitted to a vote of security holders



AllianceBernstein Global Technology Fund
====================================
RESULTS OF SHAREHOLDERS MEETING
(unaudited)

A Special Meeting of the AllianceBernstein Global
Technology Fund (the Fund) was held on November
15, 2005 and adjourned until December 6, 2005,
December 19, 2005, December 21, 2005 and December
22, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 21, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, and the fourth item of business, the reclassification of the Funds fundamental investment objective as non-fundamental with changes to the Funds investment objectives, the required number of outstanding shares voted in favor of each proposal, and each proposal was approved. With respect to the second item of business, the approval to amend and restate the Charter of the Fund, an insufficient number of required outstanding shares voted in favor of the proposal and, therefore the proposal was not approved.
A description of each proposal and number of shares voted at the Meetings are as follows:
(the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement)



				Voted For	Withheld Authority
1.The election of the Directors,
each such Director to serve a
term of an indefinite duration
and until his or her successor
is duly elected and qualifies.


Ruth Block			22,256,258	566,171
David H. Dievler		22,252,421	570,007
John H. Dobkin			22,262,127	560,302
Michael J. Downey		22,266,945	555,484
William H. Foulk, Jr.		22,254,120	568,309
D. James Guzy			21,667,067	1,155,362
Marc O. Mayer			22,258,015	564,414
Marshall C. Turner, Jr.		22,263,006	559,423


		   Voted For	Voted Against  Abstained   Broker
							   Non-Votes
  2.The amendment and
  restatement of the Funds
  charter, which repealed
  in its entirety all
  currently existing
  charter provisions and
  substituted in lieu
  thereof new provisions
  set forth in the Form
  of Articles of
  Amendment and
  Restatement attached
  to the Funds Proxy
  Statement as
  Appendix D.

		   14,890,211 	566,439       708,011   0


		      Voted For	 Voted Against	Abstained  Broker
							   Non-Votes
  3.The amendment,
    elimination,or
    reclassification
    as non-fundamental,
    of the fundamental
    investment restrictions
    regarding:

3.A. Diversification	14,970,532	811,002    383,126    4,529,530

3.B. Issuing Senior	14,889,663	895,066    379,932    4,529,530
     Securities and
     Borrowing Money

3.C. Underwriting	14,933,111	842,667   388,883     4,529,530
     Securities

3.D. Concentration	14,962,221	814,191   388,249     4,529,530
     of Investments

3.E. Real Estate and	14,919,548	870,708   374,405     4,529,530
     Companies That
     Deal In Real
     Estate

3.F  Commodity 		14,863,698	888,843  412,120      4,529,530
     Contracts
     and Futures
     Contracts


3.G  Loans		14,875,994	901,233    	387,434    4,529,530



3.I  Exercising 	14,973,828	795,682    	395,150	  4,529,530
     Control


3.K  Oil, Gas		14,950,331	822,648   	391,681	  4,529,530
     and Other
     Types of
     Minerals or
     Mineral
     Leases

3.L  Purchase of	14,847,625	924,285   	392,750	  4,529,530
     Securities on
     Margin



3.N  Pledging, 		14,845,079	897,912   	421,670	  4,529,530
     Hypothecating,
     Mortgaging, or
     Otherwise
     Encumbering
     Assets



3.R  Requirement to 	14,942,879	822,190  	398,359     4,530,763
     Invest In
     Specific
     Investments



4.B  The 		14,116,842	1,317,216    	730,605	    4,529,530
     reclassification
     of the Funds
     fundamental investment
     objective as non-
     fundamental with
     changes to the Funds
     investment
     objectives.